UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2016

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51217, 001-36693	20-1920798
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3333 Beverly Road Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 28, 2016, Sears Holdings Corporation (the “Company”), through Sears Roebuck Acceptance Corp. and Kmart Corporation (collectively, the “Borrowers”), entities wholly-owned and controlled, directly or indirectly by the Company, entered into a Letter of Credit and Reimbursement Agreement (the “LC Facility Agreement”) providing for a $500 million secured standby letter of credit facility (the “LC Facility”) from JPP, LLC and JPP II, LLC (collectively, the “Lenders”), with Citibank, N.A., serving as administrative agent and issuing bank (the “Issuing Bank”). Mr. Edward S. Lampert, the Company’s Chief Executive Officer and Chairman, is the sole stockholder, chief executive officer and director of ESL Investments, Inc., which controls JPP, LLC and JPP II, LLC. On December 28, 2016, $200 million of commitments were made available under the LC Facility, and, subject to approval of the Lenders, up to an additional $300 million in commitments may be obtained by the Company from the Lenders (or other lenders) prior to December 28, 2017, the maturity date of the LC Facility.

The LC Facility is guaranteed by the same subsidiaries of the Company that guarantee the obligations under the Third Amended and Restated Credit Agreement, dated as of July 21, 2015, among the Borrowers, Bank of America, N.A., as agent, and the lenders and other financial institutions party thereto (as amended, the “Credit Agreement”). The LC Facility is secured by the same collateral as the Credit Agreement, as well as by certain real estate. The Borrowers are required to reduce commitments under the LC Facility upon the occurrence of certain events, including certain asset sales and other financing transactions. To secure their obligation to participate in letters of credit issued under the LC Facility, the Lenders are required to maintain cash collateral on deposit with the Issuing Bank in an amount equal to 102% of the commitments under the LC Facility (the “Lender Deposit”).

The Borrowers are required to pay the Lenders an upfront fee equal to 1.50% of the amount of commitments provided under the LC Facility. In addition, the Borrowers are required to pay a commitment fee of 5.75% per annum on the amount of the Lender Deposit (as such amount may be increased from time to time in connection with establishing additional commitments), as well as certain other fees.

The LC Facility Agreement includes certain representations and warranties, affirmative and negative covenants and other undertakings, which are subject to important qualifications and limitations set forth in the LC Facility Agreement. The LC Facility Agreement also contains certain events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, and bankruptcy or insolvency proceedings. If an event of default occurs, the Lenders may terminate all or any portion of the commitments under the LC Facility, require the Borrowers to cash collateralize the LC Facility and/or exercise any rights they might have under any of the related facility documents (including against the collateral), subject to certain limitations.

The foregoing description of the LC Facility does not purport to be complete and is qualified in its entirety by reference to the LC Facility Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 8.01.	Other Events

On December 29, 2016, the Company issued a press release announcing the entry into the LC Facility. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)    Exhibits

Exhibit 10.1	Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016, among Sears Holdings Corporation, Sears Roebuck Acceptance Corp., Kmart Corporation, the financial institutions party thereto from time to time as L/C Lenders, and Citibank, N.A., as Administrative Agent and Issuing Bank.

Exhibit 99.1	Press Release, dated December 29, 2016.

Private Securities Litigation Reform Act of 1995 –

Cautionary Statement Concerning Forward-Looking Statements

This Form 8-K contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the Company’s ability to obtain the remaining $300 million of commitments contemplated by the LC Facility. Forward-looking statements are subject to risks and uncertainties that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, those discussed in this Form 8-K and those discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:	/s/ Robert A. Riecker
Robert A. Riecker Controller and Head of Capital Market Activities

Date: December 30, 2016

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